Exhibit (k)(10)

FIRST SUPPLEMENTAL INDENTURE dated as of June 6, 2013 between:

CM FINANCE SPV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the Issuer); and

STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the Trustee).

PRELIMINARY STATEMENTS

(A) The Issuer and the Trustee are party to an Indenture dated as of May 23, 2013 (the Indenture) providing for the issuance of U.S.$ 150,000,000 aggregate principal amount of Notes due May 22, 2015.

(B) The Issuer wishes to change the Stated Maturity of the Notes from May 22, 2015 to May 22, 2016.

(C) Section 8.2 of the Indenture provides that the Indenture may be amended for a purpose not permitted under Section 8.1 of the Indenture, with the written consent of each Holder and the Collateral Manager.

(D) The Issuer has requested that the Trustee enter into, and that each Holder and the Collateral Manager consent to, this First Supplemental Indenture in order to amend the Stated Maturity of the Notes on the terms and conditions hereinafter provided.

Section 1. Definitions. Terms used but not otherwise defined herein have the respective meanings given to such terms in the Indenture.

Section 2. Amendments. Effective from and after June 6, 2013, (a) the date next to “Stated Maturity” in the table in Section 2.3(b) of the Indenture shall be amended by deleting “2015” and replacing it with “2016”; and (b) all references to the Stated Maturity in the Indenture, in any Exhibit to the Indenture and in any other Transaction Documents shall be conformed to reflect the May 22, 2016 Stated Maturity.

Section 3. Execution, Delivery and Validity. The Issuer represents and warrants to the Trustee and the other Parties that this First Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 4. Indenture Otherwise Unchanged. Except as herein provided, the Indenture shall remain unchanged and in full force and effect, and each reference to the Indenture and words of similar import in the Indenture, as amended hereby, shall be a reference to the Indenture as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

Section 5. Waiver of notice requirements; Opinion of Counsel. For the purposes of this First Supplemental Indenture: (a) the Trustee, the Collateral Administrator, the Collateral Manager and each Holder, by executing and delivering a counterpart of this First Supplemental Indenture, hereby waives any right under the Transaction Documents to prior notice of this First Supplemental Indenture; (b) the Issuer, the Collateral Manager and each Holder, by executing and delivering a counterpart of this First Supplemental Indenture, each hereby agrees that the execution of this First Supplemental Indenture is authorized and permitted by the Indenture and that all conditions precedent thereto have been satisfied and that, for all purposes under the Indenture, including Section 8.3(b) thereof, the Trustee shall be permitted to rely on this Section 5(b), and shall be as fully protected in so relying on this Section 5(b), in lieu of an Opinion of Counsel; and (c) the Issuer and the Holders hereby authorize the substitution of revised Global Notes certificates reflecting the 2016 Stated Maturity for the Global Notes certificates initially delivered to the Trustee and held by it as custodian for DTC and the adjustment of the books and records of the Trustee and DTC to reflect the 2016 Stated Maturity.

Section 6. Representations of Holders. By executing and delivering a counterpart of this First Supplemental Indenture, each of UBS AG, London Branch and CM Finance LLC represents that it is the beneficial owner of Notes having an aggregate principal amount as indicated above its signature hereto.

Section 7. Binding Effect. This First Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. Counterparts. This First Supplemental Indenture may be executed and delivered in any number of counterparts (including by facsimile or email transmission), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9. Governing Law. This First Supplemental Indenture shall be construed in accordance with, and this First Supplemental Indenture and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this First Supplemental Indenture shall be governed by, the law of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

EXECUTED AS A DEED BY CM FINANCE SPV LTD., as Issuer

By:	/s/ Christopher E. Jansen
Name: Christopher E. Jansen
Title: Director

Witness:	/s/ Michael C. Mauer
	Name:	Michael C. Mauer
	Occupation:	Investment Management
	Address:	399 Park Avenue New York, NY

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STATE STREET BANK AND TRUST COMPANY, as Trustee

By:	/s/ Brian Peterson
Name: Brian Peterson
Title: Vice President

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The undersigned hereby consent to, and acknowledge and agree to the terms of, this First Supplemental Indenture:

CM INVESTMENT PARTNERS, LP, as Collateral Manager

By:	/s/ Christopher E. Jansen
Name: Christopher E. Jansen
Title: Co-Chief Investment Officer

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STATE STREET BANK AND TRUST COMPANY, as Collateral Administrator

By:	/s/ Brian Peterson
Name: Brian Peterson
Title: Vice President

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UBS AG, LONDON BRANCH, as Holder of Notes having an aggregate principal amount of U.S.$76,500,000

By:	/s/ Richard K. Smith
Name: Richard K. Smith
Title: Authorized Signatory

By:	/s/ Yosmala Sasamura
Name: Yosmala Sasamura
Title: Authorized Signatory

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CM FINANCE LLC,

as Holder of Notes having an aggregate principal amount of U.S.$73,500,000 and as Sole Shareholder

By:	CM Investment Partners, LP, as Manager

By:	/s/ Christopher E. Jansen
Name: Christopher E. Jansen
Title: Co-Chief Investment Officer

SUPPLEMENTAL INDENTURE SIGNATURE PAGE